Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (“Agreement”) is by and between Stanley Cohen (“Employee”) and Penn Security Bank & Trust Company (hereinafter referred to as “Employer”).

In consideration of the mutual promises set forth below, the parties hereto, intending to be legally bound, agree as follows:

1.	Employee’s Resignation: Employee hereby tenders, and Employer accepts, Employee’s resignation from Employer effective February 28, 2012 (the “Termination Date”). Between the Effective Date (as defined in paragraph 10(c) hereof) of this Agreement and the earlier of the Termination Date or an Early Termination, Employee will be paid at the rate of only his regular base salary (at the rate of $154,877.00 annually) on Employer’s regular payroll schedule, subject to all normal payroll and tax withholdings (the “Payroll Payments”). Until the earlier of the Termination Date or an Early Termination, Employee will remain employed with Employer. Employee agrees that although Employee will be paid at the rate of Employee’s regular base salary, Employee’s working time will not be fully engaged, and Employee will not be performing all of Employee’s regular duties. Employee agrees to fulfill all duties assigned by Employer. Employee and Employer further agree that any and all vacation time to which Employee is or may be entitled shall be exhausted during the month of January, 2012, and that Employee shall not be due any payment for accrued but unused vacation upon the termination of his employment. If Employer has Cause for the termination of Employee’s employment, Employer may advance Employee’s Termination Date to a date of Employer’s choice (an “Early Termination”), and will pay to Employee only the amounts described in paragraph 8 hereof, in the manner and on the terms otherwise set forth in paragraphs 6, 7 and 8 hereof. Cause for termination of Employee’s employment shall mean: (a) Employee’s conviction of or plea of nolo contendere to a felony or any crime involving dishonesty or moral turpitude, whether or not related to Employee’s employment; (b) abuse of alcohol such that it interferes with Employee’s job duties; (c) use of controlled substance other than as prescribed by a physician; and (d) any act of fraud, misappropriation or dishonesty related in any way to Employee’s employment.

2.	COBRA Benefits: Employee will remain eligible for health insurance benefits pursuant to Employer’s health insurance benefit plan through the earlier of the Termination Date or an Early Termination. Following that date, Employee will be notified of Employee’s right to continue benefits pursuant to COBRA. Provided Employee elects COBRA continuation coverage, Employer will continue to pay its normal share of the cost of Employer’s group health coverage covering Employee and family through the earliest of (a) August 31, 2012, (b) the period of time during which any Alternative Severance Payment (pursuant to paragraph 8 hereof) is being paid, or (c) the date upon which Employee becomes covered under another medical benefits plan.

3.	Non-disparagement: Employee agrees, subject to any rights or obligations Employee may have under applicable law, that Employee will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Employer or any of its affiliates, subsidiaries, agents, officers, directors or employees. Employer agrees, subject to any rights and obligations it may have under applicable law, that Craig Best, Michael Kilroy, and members of Employer’s Board of Directors as of the date Employee executes this Agreement will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Employer or any of its affiliates, subsidiaries, agents, officers, directors or employees.

4.

Cooperation with Employer: Employee agrees to be available to Employer and to respond to the reasonable requests of Employer, before and following the Termination Date or an Early Termination, to assist Employer in transitioning work to which he is assigned to others designated by Employer both and prior to following the Termination Date or an Early Termination. Employee further agrees to cooperate with and assist Employer in any litigation which may arise relating in any way to the performance of Employee’s duties for Employer. Employer will pay reasonable out of pocket costs incurred by Employee at Employer’s request, including travel costs, associated with Employee assisting Employer in transitioning work and/or cooperating with and assisting Employer in any litigation. Employer acknowledges that Employee will be on vacation during the month of January 2012, and will be available only by phone, fax and/or e-mail as Employee will be in California on personal business. Employer agrees to reimburse Employee for the cost of one roundtrip coach fare ticket between California and Scranton, Pennsylvania for his travel from California to Scranton in the month of February, 2012, and to reimburse Employee for the cost of a rental car during the month of February, 2012.

5.	Confidentiality: Employee shall hold and safeguard all confidential and proprietary information of Employer, including but not limited to the terms of this Agreement, and shall not misappropriate, disclose, or make available to any person or any entity for use outside Employer’s organization at any time any such information, whether or not it was developed by Employee. Employee shall not use such information to Employee’s own advantage or to the advantage of others. Employee agrees that all records, data, correspondence, manuals, notes, reports, notebooks, proposals, and any other business information of Employer and any other tangible materials or copies or extracts of tangible materials, regarding Employer’s operations or business received by Employee during Employee’s employment with Employer are, and shall be, property of Employer, and that prior to the earlier of the Termination Date or an Early Termination, Employee shall return to Employer all of the material mentioned above. In furtherance of this provision, Employee agrees to execute, at the same time Employee executes this Agreement and General Release No. 1, the Non-Solicitation Agreement attached hereto as Exhibit A.

6.	General Release: In consideration of the benefits to Employee set forth in this Agreement, to which Employee acknowledges Employee would not otherwise be entitled, Employee agrees to execute the attached General Release No. 1 at the same time as Employee executes this Agreement, and to execute the attached General Release No. 2 on or after the earlier of the Termination Date or an Early Termination, but not later than 21 days after the earlier of the Termination Date or an Early Termination, and in any event prior to the payment by Employer of Employee’s final Payroll Payment and the beginning of the Separation Pay or Alternative Separation Payment, as those terms are defined in Paragraphs 7 and 8.

7.	Separation Payment(s): Beginning within 10 business days after the Termination Date, but in no event prior to the Employee’s execution of General Release No. 2 and the expiration of revocation period of General Release No. 2 without Employee having revoked that release:

(a)	Employer will pay Employee in accordance with Employer’s regular payroll schedule, as a Separation Payment, at the rate of Employee’s regular base salary, until August 31, 2012. Employer will withhold from this Separation Payment federal, state and local taxes; and

(b)	Employer will, at the Employee’s option, either

(i)	contract for executive outplacement services with an outplacement firm of Employer’s choice (but which operates within the geographical location of Employee’s choice) for up to six months, and at a maximum cost to Employer of $30,000.00, and with required bi-weekly progress reports to Employer from the outplacement firm during the term of services; or

(ii)	pay to Employee a one-time lump sum payment of $5,000.00 in lieu of outplacement services. The payment referred to in this subparagraph is not wages and shall not be paid by payroll check, and no deductions or withholdings shall be made from this payment. Employer shall issue a 1099 to Employee with respect to this payment, and Employee shall be solely responsible for any and all income or other tax implications of this payment.

8.	Early Termination; Alternative Separation Payment: Employee agrees to provide Employer at least ten (10) days prior notice if Employee chooses to terminate his employment with Employer prior to February 28, 2012. In such event, the Termination Date will be advanced to the date of Employee’s resignation (also an “Early Termination”). In the event of any Early Termination (regardless of whether such Early Termination occurs pursuant to Employer’s initiative under paragraph 1 hereof, or Employee’s initiative pursuant to paragraph 8 hereof); (a) Employee will be paid at the rate of his regular base salary only through the date of such Early Termination; and (b) Employee will be paid only an Alternative Separation Payment of five (5) weeks of pay, and not any of the Separation Payments set out in paragraph 7 hereof, at the rate of Employee’s regular base salary, subject to all of the other terms set forth in paragraphs 4, 5, 6 and 7 hereof.

9.	Use of Employer’s Resources: Through the earlier of the Termination Date or an Early Termination, Employee shall be permitted to use Employer’s office resources as designated by Employer in Employer’s sole discretion, for the purpose of fulfilling Employee’s obligations in Paragraph 1 hereof, and, to a reasonable extent, planning and preparing for Employee’s retirement.

10.	Miscellaneous:

(a)	Employee acknowledges that some or all of the provisions of Paragraphs 1, 2, 3, 7, 8 and 9 hereof constitute payments and other consideration to which Employee would not otherwise be entitled, except as consideration for this Agreement.

(b)	Employee acknowledges that the consideration provided pursuant to this Agreement is more than the amount of severance pay to which Employee would otherwise be entitled, and is being paid instead of, and not in addition to, any benefits provided for under any severance pay plan, policy or practice of Employer, and Employee expressly acknowledges that he is not entitled to, and is waiving any right to, any severance pay under any such plan, policy or practice of Employer.

(c)	Employee acknowledges that Employee is entitled to a period of 21 days from the date Employee first received this Agreement and the accompanying General Releases in which to review and consider it and them, but that Employee may execute this Agreement and General Release No. 1 earlier if Employee so desires. Employee waives any right Employee may have to the extension of this 21-day consideration period based on any revisions which have been made or may be made to this or any prior version of this Agreement, regardless of the materiality of those revisions. Employee further acknowledges that, through this subparagraph, Employee has been advised by Employer to consult with an attorney of Employee’s choosing regarding this Agreement. By signing this Agreement, Employee acknowledges and agrees that Employee is entering into this Agreement and accompanying General Releases knowingly and voluntarily.

(d)

Employee has the right to revoke this Agreement and the accompanying General Releases within seven (7) days after signing it or them, as the case may be. Revocation can be made only by delivering a written notice of revocation to Employer, in care of Michael Kilroy, Senior Vice President, Human Resources, Penn Security Bank & Trust Company, 150 North Washington Avenue, Scranton, PA 18503; fax: 570-504-9930; m.kilroy@pennsecurity.com. For such revocation to be effective, it must be received no later than the seventh day after Employee signs this Agreement, or General Release No. 2, as the case may be. Notwithstanding any other provision of this Agreement, this Agreement will become effective or enforceable upon the expiration of the revocation period of this Agreement and General Release No. 1, without Employee having exercised Employee’s right of revocation (the “Effective Date”). Notwithstanding the foregoing, should Employee execute and not revoke this Agreement and General Release No. 1, but then fail to sign or later revoke General Release No. 2, all other aspects of this Agreement and the accompanying Non-Solicitation Agreement shall be effective and enforceable, provided only that Employer shall not be obligated to pay any remaining payments of any kind to Employee. Employee acknowledges that any payments made to Employee pursuant to this Agreement (should Employee fail to sign or later revoke General Release No. 2) are sufficient consideration to support all of Employee’s undertakings made herein, including in General Release No. 1.

(e)	Employee agrees to keep the terms of this Agreement completely confidential and, unless required to do so by law or court order, Employee will not disclose any information concerning this Agreement to anyone other than Employee’s immediate family, attorneys, and tax advisors, if any, all of whom shall be informed of this confidentiality provision.

(f)	The parties acknowledge and agree that this Agreement does not constitute, is not intended to be, and shall not be construed, interpreted, or treated in any respect as an admission of liability or wrongdoing for any purposes whatsoever.

(g)	This Agreement is intended to operate as a contract under seal and shall be governed by, and enforced and interpreted in accordance with the law of the Commonwealth of Pennsylvania, and Employee hereby consents to jurisdiction in courts located in the Commonwealth of Pennsylvania with respect to all matters arising out of, or related to, this Agreement.

(h)	This Agreement contains all of the understandings and agreements between Employee and Employer regarding the subject matter hereof, and supersedes all earlier negotiations and understandings, written or oral.

(i)	This Agreement may not be modified except by written agreement signed by both Employee and Employer.

(j)	Employee represents and agrees that Employee has read this Agreement in its entirety; Employee has had a reasonable time to consider its terms; Employee has had the opportunity to consult with an attorney of Employee’s own choosing regarding its terms if Employee wishes; Employee fully understands all of its terms; Employee has not relied upon any representations, promises, or statements, oral or written, that are not set forth in this Agreement; and Employee has entered into this Agreement voluntarily and upon Employee’s own free will.

Intending to be legally bound, the parties hereto execute this Agreement on the dates indicated below:

PENN SECURITY BANK & TRUST COMPANY

Stanley Cohen		BY:	Craig W. Best
Stanley Cohen		Name:	Craig W. Best
		Title:	President and CEO

Date:	12-15-11	Date:	12-23-11